Exhibit 10.4

EVERETT CO-OPERATIVE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR RICHARD J. O’NEIL, Jr.

Effective January 1, 2018

6.2	Agents	6
6.3	Binding Effect of Decisions	6
ARTICLE VII - CLAIMS PROCEDURE		6
7.1 Claim Procedures		6
ARTICLE VIII - AMENDMENT AND TERMINATION OF PLAN		7
ARTICLE IX - MISCELLANEOUS		8
9.1	Unfunded Plan	8
9.2	Unsecured General Creditor	8
9.3	Trust Fund	8
9.4	Nonassignability	8
9.5	Not a Contract of Employment	8
9.6	Participant Cooperation	9
9.7	Governing Law	9
9.8	Validity	9
9.9	Successors	9
9.10	Notices	9
9.11	Compliance with Code Section 409A	9
9.12	Entire Agreement	10

EVERETT CO-OPERATIVE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR RICHARD O’NEIL

ARTICLE I -PURPOSE

The purpose of this Supplemental Executive Retirement Plan for Richard J. O’Neil, Jr. (the “Plan”), established herein by Everett Co-operative Bank, located in Everett, Massachusetts (the “Employer”), is to provide current tax planning opportunities and supplemental funds upon retirement, disability, or death for Richard J. O’Neil, Jr. (“Participant”). In addition, it is intended that the Plan will aid in retaining Participant and reward his prior service with the Employer by providing Participant with these benefits. The Plan is intended to comply with Code Section 409A.

ARTICLE II -DEFINITIONS

2.1	Actuarial Equivalent

“Actuarial Equivalent” means the actuarial adjustment necessary to convert Participant’s benefit into a different form or payment period so that the total value of Participant’s benefit remains equal based on the Mortality Table and Interest Rate regardless of the form of benefit or the commencement date.

2.2	Beneficiary

“Beneficiary” means the person, persons or entity last designated by the Participant to receive any benefits payable after Participant’s death pursuant to Article V of the Plan.

2.3	Board

“Board” means the Board of Directors of Employer.

2.4	Cause

“Cause” means deliberate dishonesty of the Participant with respect to the Employer, gross negligence, gross neglect, or the commission of a felony or gross-misdemeanor which results in any material adverse effect on Employer.

2.5	Code

“Code” means the Internal Revenue Code of 1986, as amended, and including all guidance and regulations promulgated thereunder.

2.6	Compensation

“Compensation” means Participant’s base salary and bonus paid by Employer in a calendar year including any amount contributed by Employer on Participant’s behalf pursuant to a salary reduction agreement and which is not includable in the Participant’s gross income under Code Sections 125,132(f), 402(e)(3) and 402(h), and excluding any taxable employee benefits of any kind that are not excluded from gross income under Code Section 132.

2.7	Change in Control

“Change in Control” means any of the following if the event occurs after the date first above-written:

(i) There occurs a “change in control” of the Bank, as defined or determined either by the Bank’s primary banking regulator or under regulations promulgated by it.

(ii) As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, the persons who were Directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank.

(iii) The Bank transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Bank.

(iv) The Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than a majority of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank.

A Change in Control shall not occur solely as a result of a conversion of the Bank from the mutual to the stock form of organization or a reorganization of the Bank into the mutual holding company form of ownership. The definition of Change in Control shall be construed to be consistent with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

2.8	Disability

“Disability” and “Disabled” mean Participant is:

(b) Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(c) By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer; or

(d) Determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board.

2.9	Effective Date

“Effective Date” means January 1, 2018.

2.10	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and including all guidance and regulations promulgated thereunder.

2.11	Final Average Compensation

“Final Average Compensation” means the average of Participant’s Compensation for the final three (3) consecutive calendar years of employment prior to a Separation from Service.

2.12	Interest Rate

“Interest Rate” for a month is the applicable interest rate determined using the first, second, and third segment rates for that month under section 417(e)(3)(D). The applicable interest rate is specified by the Commissioner in revenue rulings, notices, or other guidance published in the Internal Revenue Bulletin.

2.13	Mortality Table

“Mortality Table” means the mortality table determined under Code Section 430(h)(3)(A) applied without any reduction for death before Participant’s Normal Retirement Date.

2.14	Normal Retirement Age

“Normal Retirement Age” means age sixty-seven (67).

2.15	Normal Retirement Date

“Normal Retirement Date” means the first day of the month coincident with or next following the date on which Participant has a Separation from Service on or after attaining Normal Retirement Age.

2.16	Participant

“Participant” means Richard O’Neil.

2.17	Plan

“Plan” means this Everett Co-Operative Bank Supplemental Executive Retirement Plan for Richard O’Neil as set forth in this document, as the same may be amended from time to time.

2.18	Plan Benefit

“Plan Benefit” means the annual benefit payment for Participant calculated as described in 4.1 of this Plan.

2.19	Separation from Service

“Separation from Service” means the Participant’s “termination of employment” with Employer and all affiliated and subsidiary entities that are considered to be part of a controlled group with the Employer pursuant to Code Section 414(b) or (c), except that in applying Code Section 1563 “fifty percent” shall be substituted for “eighty percent.” Whether a “termination of employment” has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) months (or the full period of services to the Employer if the Participant has been providing services to the Employer for less than thirty-six (36) months).

2.20	Specified Employee

“Specified Employee” means a specified employee as defined in Code Section 409A(a)(2)(B).

2.21	Target Percentage

“Target Percentage” means 60% of Final Average Compensation when used to calculate Participant’s benefit under this Plan.

ARTICLE III - PARTICIPATION

Participant shall be eligible to participate, and shall commence participation, in the Plan on the Effective Date.

ARTICLE IV - BENEFITS

4.1	Plan Benefit

Upon Participant’s Normal Retirement Date and subject to Section 4.7, Employer shall commence to pay to Participant the Plan Benefit which is a monthly benefit equal to the Target Percentage of Final Average Compensation offset by the total of the Employer portion of Participant’s Social Security benefits at Normal Retirement Date, the Actuarial Equivalent of the portion of Participant’s CBERA Plan A 401 (k) balance attributable to the Employer’s matching contributions payable as a single life annuity at Normal Retirement Date, and Participant’s benefits paid under the Employer’s CBERA Plan C pension plan payable as a single life annuity with ten (10) years guaranteed at Normal Retirement Date. Such benefit shall be paid in the form of an Actuarial Equivalent 10-year certain and life annuity.

4.2	Vesting

Participant shall vest in his Plan Benefit immediately.

4.3	Separation from Service Prior to Normal Retirement Age

Subject to Section 4.7 of this Plan, if Participant has a Separation from Service prior to Normal Retirement Age, Employer shall pay to Participant a benefit equal to the Plan Benefit described in Section 4.1 of this Plan calculated as of the date of Separation from Service. Payments shall commence on the Participant’s Normal Retirement Date.

4.4	Forfeiture of Benefits

Notwithstanding anything in this Plan to the contrary, the payment of benefits under this Plan may, at the discretion of the Board, be discontinued, and such benefits forfeited if Participant is involuntarily Separated from Service for Cause.

4.5	Disability Benefit

If Participant becomes Disabled, Employer shall pay to Participant a benefit equal to the Actuarial Equivalent of the Plan Benefit described in Section 4.1 of this Plan, assuming the Participant continued to perform services for Employer to Normal Retirement Age and that the Participant’s Compensation increased each year by five percent (5%) from date of Disability to Normal Retirement Age. This benefit shall be calculated assuming that Participant would have continued to contribute to the retirement plans offsetting the Plan Benefit in 4.1 at the same rate, and these plans would provide a six percent (6%) return on investment. Such payments shall commence on the first day of the month following the date the Participant is determined to be Disabled.

4.6	Death Benefit

Prior to Commencement of Benefits. If Participant dies prior to the commencement of benefits under this Plan, Employer shall pay to the Beneficiary a benefit equal to the Actuarial Equivalent of the Plan Benefit described in Section 4.1 of this Plan, assumed to be payable at Normal Retirement Date, and assuming the Participant continued to perform services for Employer to Normal Retirement Age and that the Participant’s Compensation increased each year by five percent (5%) from date of death to Normal Retirement Age. This benefit shall be calculated assuming that Participant would have continued to contribute to the retirement plans offsetting the Plan Benefit in 4.1 at the same rate, and these plans would provide a six percent (6%) return on investment. Such benefit shall be paid in a single lump sum within ninety (90) days of the Participant’s date of death.

(a) During Distribution of Benefits. If the Participant dies after any benefit distributions have commenced under this Agreement, but before receiving all distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts the benefits would have been distributed to the Participant had the Participant survived.

4.7	Change in Control

Notwithstanding anything in this Plan to the contrary, in the event of a Change in Control of the Bank, prior to commencement of benefits under this Plan, the Participant shall be entitled to a benefit equal to the Actuarial Equivalent of the Plan Benefit described in Section 4.1 of this Plan, assumed to be payable at Normal Retirement Date, and assuming the Participant continued to perform services for Employer to Normal Retirement Age and that the Participant’s Compensation increased each year by five percent (5%) from the date of the Change in Control to Normal Retirement Age. This benefit shall be calculated assuming that Participant would have continued to contribute to the retirement plans offsetting the Plan Benefit in 4.1 at the same rate, and these plans would provide a six percent (6%) return on investment. Such benefit shall be paid in a single lump sum within ninety (90) days of the Change in Control.

4.8	Time of Payment

Notwithstanding anything in this Plan to the contrary, if Participant is a Specified Employee on the date of Separation from Service (except due to death), the Participant shall not receive a distribution of any amount under this Plan, until the first day of the seventh month following the date of Separation from Service. In the event a distribution must be delayed, the first payment shall include an amount equal to the sum of the monthly payments which would have been paid to the Participant but for the payment deferral mandated pursuant to this Section.

ARTICLE V - BENEFICIARY DESIGNATION

5.1	Beneficiary Designation

Participant shall have the right, at any time, to designate one (1) or more persons or entities as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of the Participant’s death prior to complete distribution of the Participant’s vested benefit. Each Beneficiary designation shall be in a written form prescribed by the Employer and shall be effective only when filed with the Employer during the Participant’s lifetime.

5.2	Changing Beneficiary

Any Beneficiary designation may be changed by Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Employer. The filing of a new designation shall supersede all designations previously filed. If the Participant’s Compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

5.3	No Beneficiary Designation

If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a) The Participant’s surviving spouse;

(b) The Participant’s children in equal shares, except that if any of the children predecease the Participant with surviving issue, then such issue shall take by right of representation;

(c) The Participant’s estate.

5.4	Effect of Payment

Payment to the Beneficiary shall completely discharge the Employer’s obligations to the Participant and Beneficiary under this Plan.

ARTICLE VI - ADMINISTRATION

6.1	Administration

The Plan shall be administered by the Employer through its authorized officers, who shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve, in their sole discretion, any and all questions, including interpretations of the Plan, as may arise in such administration.

6.2	Agents

The Employer may employ agents and delegate to them such administrative duties as it sees fit, and may consult with counsel who may be counsel to the Employer.

6.3	Binding Effect of Decisions

The decision or action of the Employer with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

ARTICLE VII - CLAIMS PROCEDURE

7.1	Claim Procedures

Any person claiming a benefit (“Claimant”) under the Plan shall present the request in writing to the Administrative Committee.

(a) Initial Claim Review. If the claim is wholly or partially denied, the Administrative Committee will, within ninety (90) days (one hundred eighty (180) days in special circumstances) after the receipt of such claim, provide the Claimant with written notice of the denial setting forth in a manner calculated to be understood by the Claimant:

(i) The specific reason or reasons for which the claim was denied;

(ii) Specific reference to pertinent provisions of the Plan, rules, procedures or protocols upon which the Board relied to deny the claim;

(iii) A description of any additional material or information that the Claimant may file to perfect the claim and an explanation of why this material or information is necessary;

(iv) An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

If special circumstances require an extension of time for processing the claim, the Claimant will be notified within the initial ninety (90) day review period of the special circumstances requiring the extension and the date by which the Administrative Committee expects to render a decision.

In addition, notwithstanding the foregoing, if the claim relates to a disability determination (“Disability Claim”), the decision shall be rendered within forty-five (45) days after receipt of the claim, which may be extended twice by an additional thirty (30) days per extension for matters beyond the control of the Administrative Committee. The claimant will be notified in writing of any such extension(s) before the end of the applicable decision period, as well as the circumstances requiring the extension, the date by which a decision on the claim is expected to be rendered and such other information required by ERISA.

(b) Review of Claim. If a claim for benefits is denied, in whole or in part, the Claim- ant may request to have the claim reviewed. The Claimant will have sixty (60) days (one hundred and eighty (180) days in the case of a Disability Claim) after receiving notice of the adverse benefit determination in which to request a review. The request must be in writing and delivered to the Administrative Committee. If no such review is requested, the initial decision of the Administrative Committee will be considered final and binding.

The Administrative Committee’s decision on review shall be sent to the Claimant in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Administrative Committee relied to deny the appeal. The Administrative Committee shall consider all information submitted by the Claimant, regardless of whether the information was part of the original claim. The decision shall also include a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA if the claim is denied on review.

The Administrative Committee’s decision on review shall be made not later than sixty (60) days (forty-five (45) days in the case of a Disability Claim) after its receipt of the request for review, unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review ninety (90) days in the case of a Disability Claim). If the Administrative Committee generates any new evidence during the process of reviewing a Disability Claim, the claimant shall be provided with such new evidence in sufficient time to respond to the new evidence within the review period. If special circumstances require an extension of time for processing, the Claimant will be notified within the initial sixty (60) day period of the special circumstances requiring the extension and the date by which the Administrative Committee expects to render a decision.

The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to the provisions of the Plan on which the decision is based and other information required by ERISA, as well as an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review (or legal action in the case of a Disability claim).

(c) Exhaustion of Plan’s Claims and Review Procedures Required; Limitations on Legal Actions. The Plan’s claims and appeal procedures described above must be exhausted with respect to any claim of any kind relating to the Plan. If any legal action is permitted to be filed with respect to a Disability Claim under the Plan, such action must be brought by the claimant no later than one (1) year after the Administrative Committee’s denial of the claim on review, regardless of any state or federal statutes establishing provisions relating to limitations on actions.

ARTICLE VIII - AMENDMENT AND TERMINATION OF PLAN

The Board may, in its sole discretion and at any time, amend or terminate the Plan by a written instrument subject to the following:

(a) No amendment or termination shall adversely affect the benefits of Participants which have already accrued and vested, the benefits of any Participant who had a Separation from Service prior to the amendment or termination, or the benefits of any Participant who has died; and

(b) Any amendment to, or termination of, the Plan, including any change in the timing or form of payment of benefits, including the total liquidation of the Plan, shall comply with Code Section 409A.

ARTICLE IX - MISCELLANEOUS

9.1	Unfunded Plan

This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. The Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

9.2	Unsecured General Creditor

Participant and his or her Beneficiaries, heirs, successors, and assigns shall have no secured legal or equitable rights, interest or claims in any property or assets of the Employer, nor shall they be beneficiaries of, or have any rights, claims or interests in, any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer. Such policies, annuity contracts or other assets of the Employer shall not be held in any trust for the benefit of Participant, his Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Employer under this Plan. Any and all of the Employer’s assets and policies shall be, and remain, the general, unpledged, unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

9.3	Trust Fund

In its discretion, the Employer may establish one (1) or more trusts, with such trustees as the Employer may approve, for the purpose of providing for the payment of benefits owed under this Plan. Although such a trust shall be irrevocable, its assets shall be held for payment to the Employer’s general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under this Plan with respect to Participants are paid from any such trust, the Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation solely of the Employer.

9.4	Nonassignability

Participant shall not have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by Participant, nor shall they be transferable by operation of law in the event of the Participant’s bankruptcy or insolvency.

Notwithstanding the above paragraph, the Employer may accelerate the time for paying benefits to someone other than the Participant to the extent necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(l)(B)).

9.5	Not a Contract of Employment

This Plan shall not constitute a contract of employment between the Employer and any Participant. Nothing in this Plan shall give Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

9.6	Participant Cooperation

Participant shall cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

9.7	Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the Commonwealth of Massachusetts except as preempted by federal law and in accordance with and subject to any applicable federal laws to which the Employer may be subject as an FDIC insured institution.

9.8	Validity

If any provision of this Plan is held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.9	Successors

The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

9.10	Notices

All notices shall be in writing, and shall be sufficiently given if delivered to the Employer at its principal place of business, or to the Participant at his last known address as shown in the Employer’s records, in person, by Federal Express or similar receipted delivery, or, if mailed, postage prepaid, by certified mail, return receipt requested. The date of such mailing shall be deemed the date of notice, demand or consent.

9.11	Compliance with Code Section 409A

All provisions in this document shall be interpreted, to the extent possible, to be compliant with Code Section 409A. However, in the event any provision of this Plan is determined to not be in compliance with Code Section 409A and any regulations or other guidance promulgated thereunder, such provision shall be null and void to the extent of such noncompliance.

9.12	Entire Agreement

This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein. There are no agreements, understandings, restrictions, representations or warranties among any Participant and the Employer pertaining to the subject matter hereof, other than those as set forth or provided for herein.

EVERETT CO-OPERATIVE BANK

By:	/s/ Joseph Sachetta

Dated:	12/19/2018

RICHARD J. O’NEIL, JR.

/s/ Richard J. O’Neil, Jr.

Dated:	12/19/2018

EVERETT CO-OPERATIVE BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FOR RICHARD J. O’NEIL JR.

AMENDMENT NO. 1

1. Everett Co-operative Bank, a Massachusetts corporation (“Employer”) entered into the Supplemental Executive Retirement Plan for Richard J. O’Neil, Jr. (the “Plan”) with Richard J. O’Neil, Jr. (“Executive”) effective as of January 1, 2018.

2. Pursuant to Article 8 of the Plan, the Board of Directors of Employer may amend the Plan by written instrument provided such amendment does not adversely affect the benefits which have already accrued or vested.

3. The Board of Directors desires to improve the clarity of administration of the Plan by deleting the phrase “with ten (10) years guaranteed” from the end of the first sentence of Section 4.1.

4. The Plan is hereby amended as follows as of February 1, 2019-

(a) Section 4.1 shall be amended by replacing its text in its entirety with the following:

“Upon Participant’s Normal Retirement Date and subject to Section 4.7, Employer shall commence to pay to Participant the Plan Benefit which is a monthly benefit equal to the Target Percentage of Final Average Compensation offset by the total of the Employer portion of Participant’s Social Security benefits at Normal Retirement Date, the Actuarial Equivalent of the portion of Participant’s CBERA Plan A 401(k) balance attributable to the Employer’s matching contributions payable as a single life annuity at Normal Retirement Date, and Participant’s benefits paid under the Employer’s CBERA Plan C pension plan payable as a single life annuity at Normal Retirement Date. Such benefit shall be paid in the form of an Actuarial Equivalent 10-year certain and life annuity.”

5. Except as amended herein, all provisions of the Plan remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 1 is adopted as of February 1, 2019.

EVERETT CO-OPERATIVE BANK

By:	/s/ Joseph Sachetta
Title:	Chairman of the Board

Dated:	01/24/2019

RICHARD J. O’NEIL, JR.

/s/ Richard J. O’Neil, Jr.

Dated:	01/24/19

AMENDMENT NO. 1